Amended Schedule 1
Dated October 28, 2017
to the
Investment Advisory Agreement
Touchstone Variable Series Trust
Dated January 1, 1999

Listing of Funds and Advisory Fee Rates

Name of Fund	Annual Basic Fee Rate
Touchstone Focused Fund	0.70% on the first $100 million of average daily net assets; 0.65% on the next $400 million; and 0.60% of assets over $500 million
Touchstone Large Cap Core Equity Fund	0.65% on the first $100 million of average daily net assets; 0.60% on the next $100 million; 0.55% on the next $100 million; and 0.50% of assets over $300 million
Touchstone Active Bond Fund	0.40% on the first $300 million of average daily net assets; 0.35% of assets over $300 million
Touchstone Conservative ETF Fund	0.25% on the first $50 million of assets; 0.23% on the next $50 million of assets; and 0.20% on assets greater than $100 million
Touchstone Moderate ETF Fund	0.25% on the first $50 million of assets; 0.23% on the next $50 million of assets; and 0.20% on assets greater than $100 million
Touchstone Aggressive ETF Fund	0.25% on the first $50 million of assets; 0.23% on the next $50 million of assets; and 0.20% on assets greater than $100 million
Touchstone Balanced Fund	0.55% at all asset levels
Touchstone Bond Fund	0.40% at all asset levels
Touchstone Common Stock Fund	0.50% on the first $200 million of average daily net assets; 0.45% on the next $300 million; and 0.40% of assets over $500 million
Touchstone Small Company Fund	0.50% on the first $200 million of average daily net assets; 0.45% on the next $300 million; and 0.40% of assets over $500 million

[Signature page follows]

This Amended Schedule 1 to the Investment Advisory Agreement is signed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Terrie Wiedenheft

Name: Terrie Wiedenheft Title: Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steve Graziano
Name: Steve Graziano Title: President

By:	/s/ Terrie Wiedenheft
Name: Terrie Wiedenheft
Title: CFO